Exhibit 5.1

Berkshire Hills Bancorp, Inc.                    Gerald A. Denmark
24 North Street                                  Senior Vice President, General
Pittsfield, Massachusetts 01201                  Counsel and Corporate Secretary


                                                 June 15, 2005



         Re:  Post-Effective Amendment No. 1 on Form S-8 to
         Registration Statement on Form S-4 (File No. 333-122522)

Ladies and Gentlemen:

I have acted as counsel to Berkshire Hills Bancorp, Inc., a Delaware corporation (the "Company"), in connection with Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (File No. 333-122522) (the "Post-Effective Amendment") being filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to shares of common stock, $0.01 par value per share, of the Company to be issued by the Company (the "Shares") in accordance with an award, or upon exercise of options granted, pursuant to the Woronoco Bancorp, Inc. 1999 Stock Based Incentive Plan, the Woronoco Bancorp, Inc. 2001 Stock Option Plan, the Woronoco Bancorp, Inc. 2004 Equity Compensation Plan or the Amendment to Supplemental Retirement Agreement and Woronoco Savings Bank Supplemental Executive Retirement Plan (each, a "Plan").

In so acting I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments, and made such other investigations, as I have deemed necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, I am of the opinion that, when (i) the Post-Effective Amendment has become effective under the Act, (ii) the Company has received the consideration to be received for the Shares pursuant to the respective provisions of the applicable Plan, and (iii) the Shares have been issued in accordance with the applicable provisions of the applicable Plan, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion for filing with the Post-Effective Amendment as Exhibit 5.1 thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          /s/ Gerald A. Denmark
                                          --------------------------------------
                                          Gerald A. Denmark
                                          Senior Vice President, General Counsel
                                           and Corporate Secretary